Exhibit 10.15
Description of the Reinsurance Agreement for 2006 between ACIC, BCIC and
GE Reinsurance Corporation and Max Re Ltd. effective January 1, 2006
The Company, on behalf of its subsidiaries American Compensation Insurance Company (ACIC) and Bloomington Compensation Insurance Company (BCIC), entered into reinsurance contracts for the fiscal year beginning January 1, 2006. The following summarizes the significant terms of these reinsurance agreements.
LIABILITY OF THE REINSURER
The Reinsurers shall pay to ACIC and BCIC, with respect to Workers’ Compensation and Employers’ Liability Business, the amount of Net Loss for each Occurrence, as defined in the contracts, in excess of the Company’s retention, but not exceeding the Limits of Liability of the Reinsurer as follows:

Loss Layer	Reinsurer	Comment
$800,000 excess of $200,000	50.0% GE Reinsurance Corporation 50.0% Max Re Ltd.	*

$4,000,000 excess $1,000,000	100.0% GE Reinsurance Corporation	*

*	All business written by the Company. Recoveries from the MN WCRA will inure to the benefit of this treaty
COMMENCEMENT AND TERMINATION
The agreement shall apply to new and renewal policies of ACIC and BCIC becoming effective at and after 12:01 A.M., January 1, 2006, and to policies in force at 12:01 A.M., January 1, 2006, with respect to losses resulting from Occurrences taking place at or after the aforesaid time and date.
The contracts are for one year and automatically expire at 12:01 A.M. on January 1, 2007. The Reinsurers may also terminate the contracts in the event of significant adverse events at ACIC or BCIC or in the event of a change in control of ACIC, BCIC or RTW, Inc.
REINSURANCE PREMIUM
ACIC and BCIC agreed to pay the Reinsurer based on subject premiums earned for each Loss Layer as shown above. These rates are similar to the rates that we paid in 2005.